Exhibit 23.1
CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-61809, 333-52369, 333-130720, 333-132618) and S-8 (File Nos. 33-34694, 333-25945, 333-25945-99, 033-59739, 033-59739-99, 333-77125, 333-88912, 333-101524, 333-119308, 333-129078, 333-129815, 333-134592) of Foster Wheeler Ltd. (the “Company”) of (i) the references to us in the form and context in which they appear in the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 27, 2008, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statements.
August 4, 2008
Analysis, Research & Planning Corporation

By:	/S/ THOMAS VASQUEZ
Name: THOMAS VASQUEZ
Title: VICE PRESIDENT